FORM 4
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  _________

              [X] STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
      PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            OR SECTION 30(f) of the INVESTMENT COMPANY ACT OF 1940



                     Name and Address of Reporting Person*
                     ------------------------------------
                            Patricia Schaefer
                            5400 West Deer Run Court
                            Muncie, Indiana  47304

                   Issuer Name and Ticker or Trading Symbol
                   ----------------------------------------
                     Franklin Electric Co., Inc.  (FELE)


       IRS or Social Security Number of Reporting Person (Voluntary)
       -------------------------------------------------------------



                         Statement for Month/Day/Year
                         ----------------------------
                                   4/25/03


               If Amendment, Date of Original (Month/Day/Year)
               -----------------------------------------------



               Relationship of Reporting Person(s) to Issuer
                          (Check all Applicable)
                           --------------------
      X     Director                                 10% Owner
    -----                                     -----

            Officer (Give Title Below)               Other (Specify Below)
    -----                                     -----

                       Individual or Joint/Group Filing
                           (Check Applicable Line)
                            ---------------------
      X    Filed by One Reporting Person
    -----
           Filed by More Than One Reporting Person
    -----

Table I  Non-Derivative Securities Acquired, Disposed Of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------
   1          2        2A         3                4                   5               6             7
Title of    Tran     Deemed   Transaction      Securities           Amount of      Ownership:     Nature of
Security    Date     Exec     Code             Acquired (A)         Securities     Form: Dir      Indirect
(Instr 3)   (M/D/Y)  Date,    (Instr 8)        or Disposed Of(D)    Benficially    (D) or         Beneficial
                     if                        (Instr 3,4,5)        Owned follow   Indirect (I)   Ownership
                     any                                            Report Trans   (Instr 4)      (Instr 4)
                     (M/D/Y)                                        (Instr 3 & 4)
                              Code    V     Amount  A or D  Price
-----------------------------------------------------------------------------------------------------------
Common St                                                           954042         D



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Table II  Derivative Securities Acquired, Disposed Of, or Beneficially Owned
(Puts, Calls, Warrants, Options, Convertible Securities)
-----------------------------------------------------------------------------------------------------------------------------------
  1        2          3       3A       4          5               6              7              8        9        10          11
Title    Conver-    Trans-   Deem    Trans-     Number           Date          Title &        Price    Number    Own-      Nature
of       sion or    action   Exec    action     of Deri-         Exer-         Amount of      of       of Der-   ership:   of Indir
Deriv-   Exercise   Date     Date,   Code       vative           cisable       Under-         Deriv-   ivative   Form of   Benefic
ative    Price of   (M/D/Y)  if      (Ins 8)    Securi-          & Expir-      lying          ative    Securi-   Dir Sec   Ownershp
Secur-   Deriva-             any                ties             ation         Securities     Secur-   ties      Direct    (Inst 4)
ity      tive                (M/D/Y)            Acquired         Date          (Instr 3 & 4)  ity      Benef     (D) or
(Ins 3)  Security                               (A) or           (M/D/Y)                      (Ins 5)  Owned     Indirect
                                                Disposed of                                            follow    (I)
                                                (D)                                                    Rep Tran  (Ins 4)
                                                (Ins 3,4,5)                                            (Ins 4)
                                                                                       Num
                                                              Date     Expir           of
                                     Code  V    (A)    (D)    Exer     Date    Title   Shrs
-----------------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy) <F1>
         50.45      4/25/03          A          4000                   4/25/13 C Stock 4000   50.45    46000     D


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/s/ By: Gregg C. Sengstack, Power of Attorney for Patricia Schaefer          April 25,2003
-------------------------------------------------------------------        -----------------
                   Signature of Reporting Person                                 Date




NOTES
-----
<F1> Option grant under the Franklin Electric Co., Inc. Stock Option Plan.
     The reported securities vest on a schedule of 1/3 per year beginning on 4/25/04.




























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